Exhibit 10.1

Execution Version

INVESTMENT AGREEMENT

This Investment Agreement (as in effect from time to time, this “Agreement”) is entered into as of March 25, 2013 by and among Aviv REIT, Inc., a Maryland corporation (include any successor entity, the “REIT”), and LG Aviv L.P., a Delaware limited partnership (the “LG Investor”).

Recitals

WHEREAS, on the date hereof, the REIT has consummated the initial public offering of shares of its common stock, par value $0.01 per share (the “Common Stock”);

WHERAS, the LG Investor holds a substantial number of shares of Common Stock;

WHEREAS, pursuant to Section 2-105(b) of the MGCL (as defined below) and otherwise, the purpose of this Agreement is to establish certain arrangements with respect to the LG Investor’s shareholdings in the REIT, which the parties agree are reasonable and in their best interests;

WHEREAS, the Board has resolved to grant Lindsay Goldberg an ownership limitation waiver and an Excepted Holder Limit pursuant to Section 7.2.7 of the Charter; and

WHEREAS, capitalized terms used herein and not otherwise defined shall have the respective meanings given to them in Section 1.1 (Definitions) of this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE 1

DEFINITIONS; USE OF GAAP

1.1 Definitions.

For purposes of this Agreement, the following terms shall have the following meanings:

“Affiliate” means, with respect to any Person, (i) each other Person that, directly or indirectly, owns or Controls, whether beneficially or as a trustee, guardian or other fiduciary, fifty percent (50%) or more of the stock or ownership interest of such Person and (ii) each other Person that Controls, is Controlled by or is under common Control with such Person, and the term “Affiliated” shall have a correlative meaning.

“Agreement” shall have the meaning specified in the introductory paragraph hereto.

“Beneficial Ownership” shall have the meaning specified in the Charter, and the terms “Beneficial Owner,” “Beneficially Owns” and “Beneficially Owned” shall have the correlative meanings.

“Board” shall have the meaning specified in Section 2.1(a).

“Capital Stock” shall have the meaning specified in the Charter.

“Charter” means the Articles of Amendment and Restatement of the Articles of Incorporation of the REIT, as amended from time to time.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto, as interpreted by the applicable regulations thereunder. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of future law.

“Common Stock” shall have the meaning specified in the recitals to this Agreement.

“Constructive Ownership” shall have the meaning specified in the Charter, and the terms “Constructive Owner,” “Constructively Owns” and “Constructively Owned” shall have the correlative meanings.

“Control” (including the terms “Controlled by” and “under common Control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of such Person’s management or policies, whether through ownership of voting securities, by contract or otherwise.

“Excepted Holder Limit” shall have the meaning specified in the Charter.

“Exclusive Purchase Opportunity” shall have the meaning specified in Section 3.4(a).

“LG Investor” shall have the meaning specified in the introductory paragraph to this Agreement.

“LG Investor Designees” shall have the meaning specified in Section 2.1(a).

“Lindsay Goldberg” shall mean the LG Investor and each Affiliate (including any Affiliated fund) of Lindsay Goldberg LLC or LG GP Holding III LLC.

“Market Price” shall have the meaning specified in the Charter.

“Partnership Interests” shall have the meaning specified in that certain Second Amended and Restated Agreement of Limited Partnership of Aviv Healthcare Properties Limited Partnership.

“Person” means any individual, corporation, limited liability company, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, governmental body or other entity.

“REIT” shall have the meaning specified in the introductory paragraph of this Agreement.

“Securities” means all Capital Stock and Stock Equivalents.

“Stock Equivalents” means any partnership unit in Aviv Healthcare Properties Limited Partnership (other than such partnership units held by the REIT) that is convertible into or exchangeable for any Common Stock.

“Subsidiary” means, with respect to any Person, (i) any corporation of which an aggregate of more than fifty percent (50%) of the outstanding stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned legally or beneficially by such Person and/or one or more Subsidiaries of such Person and (ii) any partnership, limited liability company or other entity in which such Person and/or one or more Subsidiaries of such Person shall have, directly or indirectly, an interest (whether in the form of voting or participation in profits or capital contributions) of more than fifty percent (50%).

“Transfer” shall have the meaning specified in the Charter.

“Transferor” shall have the meaning specified in Section 3.4(a).

“Unaffiliated Stockholder” means, as of the date of the action in question, any Person not Affiliated with Lindsay Goldberg that owns shares of Common Stock.

ARTICLE 2

BOARD OF DIRECTORS

2.1 LG Investor Designees.

(a) The LG Investor may designate as nominees (the “LG Investor Designee(s)”) to the Board of Directors of the REIT (the “Board”) up to:

(i) three (3) individuals for so long as Lindsay Goldberg holds a number of shares of Common Stock and Stock Equivalents equal to not less than 27.5 percent (27.5%) of the shares of Common Stock and Stock Equivalents then outstanding;

(ii) two (2) individuals for so long as the LG Investor holds a number of shares of Common Stock and Stock Equivalents equal to not less than eighteen percent (18%) but not more than 27.4 percent (27.4%) of the shares of Common Stock and Stock Equivalents then outstanding; or

(iii) one (1) individual for so long as Lindsay Goldberg holds a number of shares of Common Stock and Stock Equivalents equal to not less than ten percent (10%) but not more than 17.9 percent (17.9%) of the shares of Common Stock and Stock Equivalents then outstanding.

(b) Lindsay Goldberg shall not nominate any individuals for election to the Board other than the LG Investor Designees designated pursuant to Section 2.1(a).

(c) Nothing in this Agreement shall require that any LG Investor Designee resign or be removed as a director if Lindsay Goldberg at any time holds a number of shares of Common Stock and Stock Equivalents equal to less than ten percent (10%) of the shares of Common Stock and Stock Equivalents then outstanding.

2.2 LG Director Nominations. At all meetings (and written actions in lieu of meetings) of stockholders of the REIT at which the election of directors of the REIT is to take place, the REIT shall cause the LG Investor Designees, as designated by the LG Investor pursuant to Section 2.1(a), to be included as director nominees.

ARTICLE 3

OTHER AGREEMENTS

3.1 Notice of Certain REIT Actions. The REIT shall provide reasonable advance notice to the Board and the LG Investor prior to taking any of the following actions:

(a) disposing or permitting any of its Subsidiaries (including Aviv Healthcare Properties Limited Partnership or its Subsidiaries) to dispose of any United States real property interest (as defined in Section 897 of the Code) that would result in an allocation of taxable gain to the REIT (taking into account any adjustment under Section 743(b) of the Code attributable to the REIT);

(b) designating any dividend declared or paid by the REIT as a “capital gain dividend” (within the meaning of Section 857(b)(3)(C) of the Code), designating any amount pursuant to Section 857(b)(3)(D) of the Code or taking any other action that would reasonably be expected to cause a dividend paid or deemed paid by the REIT to be treated as a capital gain dividend (within the meaning of Section 857(b)(3)(C) of the Code) or otherwise cause the stockholders of the REIT to receive income that is considered effectively connected to the conduct of a U.S. trade or business for federal income tax purposes; or

(c) granting or permitting Aviv Healthcare Properties Limited Partnership or its Subsidiaries to give an option to purchase any property or assets of the REIT or any of its Subsidiaries, unless the REIT or applicable Subsidiary shall have the right to structure the transfer, and to delay the transfer pending the ability to effect such structure, of such property or assets upon exercise of such option as an exchange (rather than a purchase and sale) of all or a portion of such property or assets for other property or properties of like kind with value not less than the value of such property or assets in one or more concurrent or delayed fully tax-deferred exchanges which shall qualify under Section 1031(a) of the Code.

3.2 Interests in Tenants. Prior to entering into a tenant relationship with any third party that is not an existing tenant of the REIT, the REIT shall provide notice to the LG Investor of such intent and the LG Investor shall promptly respond to such notice by confirming to the REIT whether the LG Investor or any of its Affiliates owns an interest in such tenant. If the LG Investor or any of its Affiliates intends to acquire an interest in a party that it reasonably believes could be a tenant of the REIT that would otherwise result in a conflict with this Section 3.2, the LG Investor may provide notice the REIT of such intent and the REIT shall promptly respond to such notice by confirming to the LG Investor whether the REIT has an existing tenant relationship with such party.

3.3 Ownership Limit Waiver.

(a) LG Excepted Holder Limit. The application of the Ownership Limit pursuant to Section 7.2.1(a)(i) of the Charter is hereby waived for the sole and limited purpose of permitting Lindsay Goldberg to actually, Beneficially and Constructively Own up to 21,653,813.45 shares of Common Stock, which shall be proportionately adjusted in the event of any stock split, stock dividend or similar transaction.

(b) With the exception of the waiver set forth in Section 3.3(a), this Agreement does not waive any of the other restrictions or limitations set forth in Article VII of the Charter as they apply to the Common Stock or shares of Capital Stock actually owned, Beneficially Owned or Constructively Owned by Lindsay Goldberg, and does not apply to any other Person, including any Person that is a Beneficial or Constructive Owner of Common Stock or Shares of Capital Stock actually owned by the LG Investor.

3.4 Exclusive Purchase Opportunity.

(a) Except as set forth in Section 3.4(b), if the ownership, Beneficial Ownership, Constructive Ownership or Transfer of any shares of Common Stock held by Lindsay Goldberg causes or would cause (1) Lindsay Goldberg to Constructively Own shares of Common Stock in excess of the Excepted Holder Limit or (2) a violation of any of Sections 7.2.1(a)(i), (ii) or (iii) of the Charter, then as of the time of the occurrence of any of the foregoing events (even if discovered thereafter), the provisions of the Charter shall apply. Notwithstanding the foregoing, pursuant to Section 7.3.4 of the Charter, the REIT agrees that if the shares of Common Stock held by Lindsay Goldberg are deemed transferred to a trust pursuant to Section 7.2.1(b) and Section 7.3.1 of the Charter, the Person that held the shares Common Stock immediately prior to their transfer to the trust (the “Transferor”) will have an exclusive opportunity (the “Exclusive Purchase Opportunity”), subject to the requirements set forth herein, to repurchase such shares of Common Stock from the trust for a 90-day period beginning on the date the REIT gives the Transferor notice of the deemed transfer (which notice shall describe the reason that such shares of Common Stock were transferred to the trust with specificity so as to enable the Transferor to attempt to resolve such issue). In order to repurchase such shares of Common Stock, the Transferor will be required to (i) pay the trust the Market Price of such shares of Common Stock as of the time they are repurchased, as determined solely by the trustee of the trust and (ii) demonstrate to the trustee’s and the REIT’s satisfaction (which may, in the discretion of the trustee or the REIT, include an opinion of counsel selected by the trustee or the REIT) that the tax qualification issues that gave rise to the deemed transfer of the shares of Common Stock into the trust have been resolved so that the Transferor can reacquire the shares of Common Stock held in trust without such repurchase resulting in a deemed transfer back to the trust in accordance with the terms of the Charter. The trustee shall have the sole right to determine the Market Price of the shares of Common Stock as of the date of the deemed transfer to the trust, the date of the repurchase of such shares of Common Stock from the trust and any other relevant point in time, provided that the trustee shall make such Market Price determinations in the manner described in the definition of “Market Price” in Section 7.1 of the

Charter. For the avoidance of doubt, the trustee will be able to entertain expressions of interest from and discuss pricing and other terms with potential third party buyers during the 90-day period. If the Transferor does not repurchase the shares of Common Stock pursuant to the Exclusive Purchase Opportunity, the trustee will sell the shares of Common Stock to one or more Persons pursuant to Section 7.3.4 of the Charter.

(b) If the Transferor successfully repurchases such shares of Common Stock pursuant to the Exclusive Repurchase Opportunity, the Transferor will be permitted to net against the purchase price paid for such repurchase the amount that the Transferor would otherwise be entitled to receive from the trust under Section 7.3.4 of the Charter. For the avoidance of doubt, nothing in this Section 3.4 will alter the application of Sections 7.3.2 and 7.3.3 of the Charter to any of the shares of Common Stock deemed transferred to a trust.

ARTICLE 4

VOTING

4.1 Voting by Lindsay Goldberg. In connection with any merger to which the REIT is a constituent party, a sale of all or substantially all of the assets of the REIT, plans of liquidation involving the REIT, or issuances of capital stock by the REIT, in each case, to the extent submitted to a vote of stockholders or included in a consent solicitation of the stockholders, Lindsay Goldberg shall be entitled to vote the product of (x) the number of shares of Common Stock that it owns, directly or indirectly, multiplied by (y) the percentage of Partnership Interests owned by the REIT in its sole and absolute discretion, and shall vote the remainder of its shares of Common Stock in excess of such amount in the same proportion as the votes cast by the Unaffiliated Stockholders.

ARTICLE 5

MISCELLANEOUS

5.1 Representations of Parties. Each party hereto represents and warrants to each other party as of the date hereof that it is not bound by any agreement or commitment that conflicts with or could interfere with the performance of its obligations under this Agreement.

5.2 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, successors-in-title, heirs and assigns.

5.3 Amendments and Waivers. No waiver, modification or amendment of this Agreement shall be valid or binding unless such waiver, modification or amendment is in writing and duly executed by the REIT and the LG Investor.

5.4 No Waiver. The waiver of a breach of any provision of this Agreement shall not be construed as a waiver or a continuing waiver of the same or any subsequent breach of any provision of this Agreement. No delay or omission in exercising any right under this Agreement shall operate as a waiver of that or any other right.

5.5 Notices. All notices, demands or other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered in person, by United States mail, certified or registered with return receipt requested, or by a nationally recognized overnight courier service, or otherwise actually delivered, and each party will endeavor to provide a courtesy copy via fax or email. Any such notice, demand or communication shall be deemed given on the date given, if delivered in person, on the date received, if given by registered or certified mail, return receipt requested or given by overnight delivery service, or three business days after the date mailed, if otherwise given by first class mail, postage prepaid. All communications shall be sent to the parties at their respective address as set forth below (or to such address as subsequently notified in writing by one party to this Agreement to each other party to this Agreement):

If to the LG Investor:	c/o Lindsay Goldberg LLC
630 Fifth Avenue
30th Floor
New York, New York 10111
Facsimile: (212) 373-4123
Attention: Michael Dees

with a copy to:

Weil, Gotshal & Manges LLP
200 Crescent Court, Suite 300
Dallas, Texas 75201
Facsimile: (214) 746-7777
Attention: Glenn D. West

If to the REIT:	Aviv REIT, Inc.
303 West Madison Street, Suite 2400
Chicago, Illinois 60606
Facsimile: (312) 855-1684
Attention: Craig M. Bernfield

with a copy to:

Sidley Austin LLP
One South Dearborn Street
Chicago, Illinois 60603
Facsimile: (312) 853-7036
Attention: Robert L. Verigan

5.6 Governing Law; Limitation on Scope of Agreement. This Agreement and the rights and obligations of the parties hereunder shall be governed by and interpreted, construed and enforced in accordance with the internal laws of the State of Maryland, without regard to its choice of law principles. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision hereof shall be prohibited by or invalid under any such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating or nullifying the remainder of such provision or any other provisions of this Agreement.

5.7 Counterparts. This Agreement may be executed in any number of counterparts, all of which together shall constitute one Agreement, binding on each party hereto notwithstanding that not all of the parties have signed the same counterpart.

5.8 Entire Agreement. This Agreement embodies the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter, including the Stockholders Agreement dated as of September 17, 2010 among the REIT, the LG Investor, Craig M. Bernfield REIT, L.L.C. and certain other stockholders of the REIT.

5.9 Effectiveness and Termination. This Agreement shall become effective on the date hereof upon filing of the Amendment and Restatement of the REIT’s charter with the Maryland State Department of Assessments and Taxation. This Agreement will terminate in its entirety upon the mutual written consent of the LG Investor and the REIT. Articles 2 and 4 of this Agreement will terminate automatically upon the earlier of (i) the date that is 90 days following the date on which Lindsay Goldberg first held a number of shares less than the Excepted Holder Limit so long as, and solely to the extent that, throughout such 90 day period, Lindsay Goldberg continued to hold a number of shares below the Excepted Holder Limit and (ii) the date on which Lindsay Goldberg ceases to hold any shares of Common Stock. Articles 1, 3 and 5 of this Agreement will automatically terminate upon the earlier of (i) the date that is two (2) years after Lindsay Goldberg falls below the Excepted Holder Limit so long as, and solely to the extent that, Lindsay Goldberg has continued to hold a number of shares that is below the Excepted Holder Limit throughout such 2-year period and (ii) the date on which Lindsay Goldberg ceases to hold any shares of Common Stock.

5.10 No Third Party Beneficiaries. None of the provisions of this Agreement shall be for the benefit of or enforceable by any Person not a party to this Agreement; provided, that, Lindsay Goldberg shall be a third party beneficiary of Sections 3.3, 3.4 and 4.1 of this Agreement.

5.11 Aggregation. All Securities held by Affiliates (including any Affiliated fund) of the LG Investor that are Controlled, directly or indirectly, by LG GP Holding III LLC shall be aggregated together with any Securities held by the LG Investor for the purpose of determining the availability of any rights of the LG Investor hereunder.

5.12 Transactions Affecting the Securities. The provisions of this Agreement shall apply to the full extent set forth herein with respect to (a) the Securities, and (b) any and all stock, interests, options, warrants, rights or other securities which may be issued in respect of, in exchange for, or in substitution for the Securities by reason of any conversion thereof or any stock dividend, stock split, reverse split, stock combination, recapitalization, reclassification, merger, consolidation, share exchange or otherwise.

5.13 Severability of Provisions.

(a) If any provision or any portion of any provision of this Agreement shall be held invalid or unenforceable, the remaining portion of such provision and the remaining provisions of this Agreement shall not be affected thereby.

(b) If the application of any provision or any portion of any provision of this Agreement to any Person or circumstance shall be held invalid or unenforceable, the applicable provision or portion of such provision to Persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby.

5.14 Other Definitional and Interpretive Matters. Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

Dollars. Any reference in this Agreement to $ shall mean U.S. dollars.

Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

Headings. The division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.

Herein. The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

Including. The word “including” or any variation thereof means “including, without limitation,” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Stockholders Agreement as of the date first above written.

Aviv REIT, Inc.

By:	/s/ Craig M. Bernfield
Name: Craig M. Bernfield
Title: Chairman & Chief Executive Officer

LG Aviv L.P.

By: LG Aviv GP, LLC, its general partner

By:	/s/ Alan E. Goldberg
Name: Alan E. Goldberg
Title: Executive Manager

By:	/s/ Robert D. Lindsay
Name: Robert D. Lindsay
Title: Executive Manager

Signature Page to Investment Agreement